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                                                         EXHIBIT 23.1





                          CONSENT OF INDEPENDENT ACCOUNTANTS


                   We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-56437, pertaining to the Employee Stock Purchase Plan, No. 2-91285, pertaining to the 1981 Stock Incentive Plan, Nos. 33-20932 and 33-30229, pertaining to the Guaranteed Stock Plan, and the registration statement filed on July 18, 1994 pertaining to the 1991 Stock Incentive Plan) of Barnes Group Inc. of our report dated January 23, 1995 appearing on page 28 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 13 of this Form 10-K.


          /s/ PRICE WATERHOUSE LLP
              PRICE WATERHOUSE LLP



          Hartford, Connecticut
          March 6, 1995